Exhibit 99.1

ViewRay Reports Second Quarter 2017 Financial Results

On Track to Achieve 2017 Financial Guidance

CLEVELAND, OH August 7, 2017 — ViewRay, Inc. (Nasdaq: VRAY) today announced financial results for the second quarter and six months ended June 30, 2017.

Second Quarter 2017 Highlights:

•	Received record quarterly new orders for MRIdian Linac Systems, totaling $37.3 million, compared to orders totaling $17.1 million in Q2 2016
•	Total backlog grew to $182.1 million, as of June 30, 2017, up from $100.7 million as of June 30, 2016.
•

In May, compelling early data for pancreatic cancer treatment with MRIdian System was presented at ESTRO 36; presentations also highlighted the speed and benefit of On-Table Adaptive Therapy with MRIdian in routine clinical use (http://www.viewray.com/estro_2017.htm)

•	Raised $17.6 million from the sale of 2.6 million shares of common stock through “at the market” offerings

Recent Highlights:

•	In July, announced the first patient treatments on the MRIdian Linac at Henry Ford Hospital in Michigan
•

In July, at the 2017 Annual Meeting of the American Association of Physicists in Medicine (AAPM), 30 presentations highlighted MRIdian’s  capabilities including on-table adaptive planning for escalating dose while sparing healthy tissue and the first clinical experience with MRIdian Linac.

“In the second quarter, we saw increased momentum following the FDA clearance of the MRIdian Linac, highlighted by $37.3 million in new orders”, said Chris A. Raanes, president and chief executive officer of ViewRay. "Our commercial momentum is supported by a growing body of compelling clinical data demonstrating the benefits of MRI visualization and on-table adaptive radiation therapy. We ended the second quarter with $53.9 million of cash which positions us well to execute our business strategy.   We remain on track with our guidance for 7 to 8 systems in the second half of 2017, including the recently installed MRIdian Linac system at Henry Ford Hospital in Michigan.”

Financial Results

Total revenue for the second quarter ended June 30, 2017 was $0.7 million, compared to $0.3 million for the same period last year. Total revenue for the six months ended June 30, 2017 was $1.9 million, compared to $5.8 million for the same period last year. Consistent with previous guidance, ViewRay did not recognize revenue from any new MRIdian installations or shipments in the first half of 2017.

Cost of product revenue was $0.3 million for the second quarter ended June 30, 2017, compared to $0.1 million for the same period last year. Total gross profit (loss) for the second quarter ended June 30, 2017 was $(0.1) million, compared to $(0.6) million for the same period last year. Cost of product revenue was $0.6 million for the six months ended June 30, 2017, compared to $6.1 million for the same period last year. Total gross profit (loss) for the six months ended June 30, 2017 was $0.1 million, compared to $(1.6) million for the same period last year.

Total operating expenses for the second quarter ended June 30, 2017 were $12.6 million, compared to $10.2 million for the same period last year. Total operating expenses for the six months ended June 30, 2017 were $23.7 million, compared to $21.2 million for the same period last year.

Net loss for the second quarter ended June 30, 2017 was $(8.4) million, or $(0.15) per share, compared to $(12.1) million, or $(0.32) per share, for the same period last year. Net loss for the six months ended June 30, 2017 was $(36.3) million, or $(0.67) per share, compared to $(25.5) million, or $(0.67) per share, for the same period last year. The net loss in the second quarter and six months ended June 30, 2017 included $6.2 million of other income and $9.1 million of other expense, respectively, primarily from changes in the fair value of warrant liabilities.

ViewRay had total cash and cash equivalents of $53.9 million at June 30, 2017. During the second quarter ended June 30, 2017, the Company raised $17.6 million in aggregate gross proceeds from the sale of common stock through “at the market offerings.”

Financial Guidance

The Company is reiterating its financial guidance for the full year 2017. The Company anticipates 2017 total revenue to be in the range of $45 million to $50 million, primarily from the sale of 7 to 8 MRIdian Linac Systems.

Conference Call and Webcast

ViewRay will hold a conference call on Monday, August 7, 2017 at 4:30 p.m. ET / 1:30 p.m. PT. The dial-in numbers are (844) 277-1426 for domestic callers and (336) 525-7129 for international callers. The conference ID number is 58602724. A live webcast of the conference call will be available on the investor relations page of ViewRay’s corporate website at www.viewray.com.

After the live webcast, a replay of the webcast will remain available online on the investor relations page of ViewRay’s corporate website, www.viewray.com, for 90 days following the call. In addition, a telephonic replay of the call will be available until August 14, 2017. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the conference ID number 58602724.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY) designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian integrates MRI technology, radiation delivery and proprietary software to locate, target and track the position and shape of soft-tissue tumors during radiation. ViewRay believes this combination of enhanced visualization and accuracy will significantly improve outcomes for patients.

ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the rate of new orders, upgrades and installations, ViewRay’s financial guidance for the full year 2017 and ViewRay’s conference call to discuss its second quarter 2017 financial results. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize MRIdian Linac System, competition in the industry in which ViewRay operates and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:

Investor Relations:	Media Enquiries:
Ajay Bansal	Michael Saracen
Chief Financial Officer	Senior Director, Marketing
1-844-MRIdian (674-3426)	Phone: +1 408-242-2994
Email: media@viewray.com

VIEWRAY, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gross Orders	$37,300	$17,100	$49,610	$28,280
Backlog	$182,119	$100,740	$182,119	$100,740

Revenue:
Product	$—	$—	$—	$5,240
Service	579	299	1,687	515
Distribution Rights	119	—	238	—
Total revenue	698	299	1,925	5,755
Cost of revenue:
Product	328	139	594	6,066
Service	498	724	1,274	1,325
Total cost of revenue	826	863	1,868	7,391
Gross margin	(128)	(564)	57	(1,636)
Operating expenses:
Research and development	3,251	2,964	6,165	6,363
Selling and marketing	1,871	1,402	2,943	2,681
General and administrative	7,463	5,788	14,614	12,108
Total operating expenses	12,585	10,154	23,722	21,152
Loss from operations	(12,713)	(10,718)	(23,665)	(22,788)
Interest income	1	—	2	1
Interest expense	(1,792)	(1,377)	(3,529)	(2,459)
Other income (expense), net	6,151	(20)	(9,122)	(237)
Loss before provision for income taxes	$(8,353)	$(12,115)	$(36,314)	$(25,483)
Provision for income taxes	—	—		—
Net loss	$(8,353)	$(12,115)	$(36,314)	$(25,483)
Net loss per share, basic and diluted	$(0.15)	$(0.32)	$(0.67)	$(0.67)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	57,230,403	38,234,703	54,540,854	38,223,071

VIEWRAY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2017	December 31, 2016(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$53,927	$14,198
Accounts receivable	1,820	4,200
Inventory	15,358	8,082
Deposits on purchased inventory	5,516	2,522
Deferred cost of revenue	11,163	3,909
Prepaid expenses and other current assets	5,117	3,023
Total current assets	92,901	35,934
Property and equipment, net	11,388	11,560
Restricted cash	1,143	1,143
Intangible assets, net	87	97
Other assets	32	30
TOTAL ASSETS	$105,551	$48,764
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,486	$4,980
Accrued liabilities	7,486	6,334
Customer deposits	25,900	19,400
Deferred revenue, current portion	13,787	6,515
Total current liabilities	53,659	37,229
Deferred revenue, net of current portion	3,582	3,918
Long-term debt	44,412	44,290
Warrant liabilities	15,128	2,723
Other long-term liabilities	5,757	4,257
TOTAL LIABILITIES	122,538	92,417
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized at June 30, 2017 (unaudited) and December 31, 2016; no shares issued and outstanding at June 30, 2017 (unaudited) and December 31, 2016	—	—
Common stock, par value of $0.01 per share; 300,000,000 shares authorized at June 30, 2017 (unaudited) and December 31, 2017; 58,915,205 and 43,581,184 shares issued and outstanding at June 30, 2017 (unaudited) and December 31, 2016	579	426
Additional paid-in capital	266,425	203,598
Accumulated deficit	(283,991)	(247,677)
TOTAL STOCKHOLDERS’ DEFICIT	(16,987)	(43,653)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$105,551	$48,764

(1) The condensed consolidated balance sheet as of December 31, 2016 was derived from audited financial statements as of that date.